Exhibit (d)(6)

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.01 per share (the “Common Stock”), of Great Elm Capital Corp., a Maryland corporation (the “Company”).

This Beneficial Owner Election Form will instruct you whether to exercise rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus, dated [_____] [_], 2022 (the “Prospectus”).

Box 1. [  ] Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. [  ] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Shares to Purchase	Estimated Subscription Price			Payment
Primary Subscription Right		$	[●]	=		Line 1

You are entitled to subscribe for [●] share[s] of Common Stock for every [●] right[s] you hold.

Over-Subscription Privilege		$	[●]			Line 2

Stockholders of record as of [5:00 p.m. New York City time] on [_____] [_], 2022 may only exercise the over-subscription privilege if their primary subscription right is exercised in full. The over-subscription privilege is not limited by the number of rights you hold, but issuance is subject to the limitations described in the Prospectus and subject to allotment.
		Total Payment Required			$
(Sum of Lines 1 & 2; must equal total amounts in Box 3)

Box 3. [  ] Payment in the following amount is enclosed $_________.

Box 4. [  ] Please deduct payment from the following account maintained by you as follows:

Type of Account Amount	Account Number
Amount to be deducted: $_____________.
Signature	Date
Please type or print name